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[TURBODYNE LOGO]



                         TURBODYNE UPDATES LEGAL MATTERS


CARPINTERIA, CALIFORNIA - AUGUST 18, 2000 - Turbodyne Technologies, Inc. (EASDAQ:TRBD) announces developments in several legal matters that are currently pending.

TST vs. Turbodyne

As previously reported on February 18, 2000, one materials vendor from Pacific Baja bankruptcy has filed a suit against Turbodyne and several other defendants as guarantors of the debt. TST, Inc. filed suit on March 13, 2000 for approximately $1.5 million plus interest, costs and attorneys' fees. The suit is in the discovery phase.

Heartland Financial v. Turbodyne

On May 8, 2000, Heartland Financial, a service provider whose claim was heard in the Pacific Baja bankruptcy, filed for arbitration against Turbodyne for approximately $465,000 plus interest, costs and attorney's fees. This matter was previously heard and ruled upon by the bankruptcy court in the Pacific Baja bankruptcy proceedings. The Company's position is that the bankruptcy court's decision is final and that the matter has already been adjudicated. Heartland maintains that it has the right to sue Turbodyne outside of the bankruptcy proceedings. The matter has been assigned to Fresno for arbitration to determine the jurisdictional issues and the parties are still in the process of choosing an arbitrator.

Jamison v. Turbodyne

On January 21, 2000, Jamison Capital, a service provider for Pacific Baja, filed a complaint against Turbodyne demanding payment of $115,000, plus interest and costs, in New Jersey State Court. The matter was later removed to federal court. On August 15, 2000 Turbodyne was awarded summary judgment against Jamison Capital. The Court awarded Jamison a "break-up" fee of $21,000. Turbodyne has already paid $10,000 of the $21,000 total judgment. Jamison Capital has 30 days from August 15, 2000, in which to file an appeal.

Willett v. Turbodyne

On June 21, 2000, the Company was served with a demand for arbitration by David Willett, a former employee. The Company did not oppose the demand. Mr. Willett is seeking approximately $45,000 plus 200,000 stock options plus consequential damages allegedly suffered. The parties are in the process of choosing an arbitrator. The matter is expected to go to arbitration on or before February 13, 2001.

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                                         Turbodyne Page 2 - Update Legal Matters



Turbodyne Technologies, Inc., a California based high technology company, specializes in the development of charging technology for internal combustion engines plus the development and manufacturing of high-tech assemblies for electrically assisted turbochargers and superchargers. Turbodyne Technologies, Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany. Additional information about the company is available on the Internet at http://www.turbodyne.com.

Contacts:

Kenneth Fitzpatrick, VP Group Finance - Investor Relations: (800) 566-1130 Markus Kumbrink, Turbodyne Europe Investor Relations: +49-69-69-76-73-13

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      Except for the historical information contained in this news release, the matters discussed herein include forward-looking statements that involve risks and uncertainties.
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